UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Quintana Maritime Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
+30 210 898 6820
April 6, 2006
Dear Stockholder:
      Quintana Maritime Limited’s first Annual Meeting of Stockholders will be held on Tuesday, May 9, 2006 at 10:00 a.m. local time, in the Athena C room at the Arion hotel at Astir Palace, Athens, Greece. You are cordially invited to attend. Your Annual Meeting materials, including the Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card from Quintana Maritime Limited’s Board of Directors, are enclosed.
      At this year’s Annual Meeting, the agenda includes the election of eight directors and the ratification of the appointment of our independent auditors. The Board recommends that you vote FOR election of the director nominees and FOR ratification of the appointment of independent auditors. Please refer to the enclosed notice of meeting and proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.
      Your vote is important. We encourage you to sign and return your proxy card before the meeting so that your shares will be represented and voted even if you cannot attend the meeting.

Very truly yours,

CORBIN J. ROBERTSON, JR.
Chairman of the Board

Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 9, 2006
To the Stockholders of
Quintana Maritime Limited:
      The 2006 Annual Meeting of Stockholders of Quintana Maritime Limited will be held in the Athena C room at the Arion Hotel in Astir Palace, 40 Apollonos, 40, 166 71 Vouliagmeni, Athens, Greeece, on May 9, 2006 at 10:00 a.m., local time.
      We are holding the Annual Meeting for the following purposes:

1. To elect eight directors, each to serve for a term of one year or until his or her respective successor has been duly elected or appointed;

2. To ratify the appointment of Deloitte.Hadjipavlou, Sofianos & Cambanis S.A. as independent auditors for the year ending December 31, 2006; and

3. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.
      The above matters are fully described in the attached proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.
      Only stockholders of record at the close of business on March 15, 2006 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Quintana’s offices, Pandoras 13 & Kyprou Street, 166 74 Glyfada, Greece for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call Ramnique Grewal at +30 210 898 6820 to schedule an appointment.
      To ensure that your vote is recorded promptly, please vote as soon as possible by completing, signing and mailing the enclosed proxy card in the accompanying envelope.

By Order of the Board of Directors,

STEVE PUTMAN
Secretary
April 6, 2006

QUINTANA MARITIME LIMITED
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2006
       This proxy statement and accompanying proxy card are being furnished to the stockholders of Quintana Maritime Limited (“Quintana”) in connection with the solicitation of proxies by and on behalf of Quintana’s Board of Directors (the “Board”). The proxies are to be voted at our 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held in the Athena C room at the Arion Hotel in Astir Palace, 40 Apollonos, 40, 166 71 Vouliagmeni, Athens, Greece, at 10:00 a.m., local time, on Tuesday, May 9, 2006, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 10, 2006.
      As of March 15, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 23,846,742 shares of the common stock of Quintana Maritime Limited. Each share of common stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares present in person or by proxy will constitute a quorum for the Annual Meeting.
      Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees to the Board named herein and FOR the ratification of the appointment of Deloitte.Hadjipavlou, Sofianos & Cambanis S.A. (“Deloitte”) as our independent auditors.
      Our annual report to stockholders containing financial statements for the year ended December 31, 2005 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about the activities of Quintana. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.
      We sent you this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the meeting and entitled to vote on the items of business described in this proxy statement.
      Our Notice of Annual Meeting, proxy statement, and Annual Report are available at our Web site located at www.quintanamaritime.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?
      At our Annual Meeting, stockholders will vote upon several important matters. In addition, our management will report on our performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

2.	What is a proxy?
      It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Stamatis Molaris, President, Chief Executive Officer and a Director of Quintana Maritime, and Steve Putman, Vice President, General Counsel and Secretary, have been designated as proxies for the 2006 Annual Meeting.

3.	What is a proxy statement?
      It is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating Stamatis Molaris, our President and Chief Executive Officer, and Steve Putman, our Vice President, General Counsel & Secretary, each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

4.	Who may attend the Annual Meeting?
      The Board set March 15, 2006 as the record date for the Annual Meeting. All stockholders of record who owned shares of common stock at the close of business on March 15, 2006, or their duly appointed proxies, may attend and vote at the Annual Meeting or any adjournments or postponements thereof as well as our invited guests. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 15, 2006 and check in at the registration desk at the Annual Meeting.

5.	Who can vote?
      Each stockholder who owned common stock at the close of business on March 15, 2006 is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 23,846,742 shares of our common stock outstanding.

6.	What am I voting on?
      You will be voting on the following two items of business at the Annual Meeting:

•	The election of eight directors to serve until the 2007 Annual Meeting or until their successors are elected and qualified; and

•	The ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2006.
      We are not aware of any other business to be conducted at the Annual Meeting, but we will also consider any other business that properly comes before the Annual Meeting.

7.	How many votes are required to hold the Annual Meeting?
      The required quorum for the transaction of business at the Annual Meeting is a majority of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a particular matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

8.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
      (a) If your shares are registered in your name, you are a stockholder of record.
      (b) If your shares are registered in the name of your broker or bank, your shares are held in street name.
      Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the proxyholders or to vote in person at the Annual Meeting. We have enclosed or sent a proxy card for you to use.

•	Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

9.	What different methods can I use to vote?
      (a) By Written Proxy: All stockholders of record as of March 15, 2006 can vote by written proxy card.
      (b) In Person: All stockholders of record as of March 15, 2006 may vote in person at the Annual Meeting (unless they are street name holders without a legal proxy, as described in question 4).
      In addition, street name holders may vote by telephone or over the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

10.	What is the record date and what does it mean?
      The record date for the 2006 Annual Meeting is March 15, 2006. The record date is established by the Board as required by Marshall Islands law. Owners of record of our common stock at the close of business on the record date are entitled to:
      (a) receive notice of the Annual Meeting, and
      (b) vote at the Annual Meeting and any adjournments or postponements of the meeting.

11.	What is a quorum?
      A “quorum” is a majority of the outstanding shares represented in person or by proxy and entitled to vote at the 2006 Annual Meeting. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

12.	How can I revoke a proxy?
      If you are a stockholder of record, you can revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to the Secretary of Quintana, delivering a later-dated proxy or voting in person at the Annual Meeting. If you are a street name holder, you must follow the instructions on revocation of proxies, if any, provided by your bank or broker.

13.	What are my voting choices when voting for director nominees, and what vote is needed to elect Directors?
      In the vote on the election of eight director nominees to serve until the 2007 Annual Meeting, you may vote for or withhold votes with respect to each nominee. The nominees receiving a plurality of votes of the shares entitled to vote at the Annual Meeting in person or by proxy will be elected as directors. Withholding votes as to a nominee has no effect on the election of directors. You may not cumulate your votes in the election of directors.
      The Board recommends a vote “FOR” each of the nominees.

14.	What are my voting choices when voting on the ratification of the appointment of Deloitte as independent auditors, and what vote is needed to ratify their appointment?
      In the vote on the ratification of the appointment of Deloitte as independent auditors, you may:

(a) vote in favor of the ratification,

(b) vote against the ratification, or

(c) abstain from voting on the ratification.
      The proposal to ratify the appointment of Deloitte as independent auditors will require approval by votes of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.
      The Board recommends a vote “FOR” the ratification of the appointment of Deloitte as Quintana Maritime’s independent auditors.

15.	What if I don’t specify a choice for a matter when returning my proxy?
      You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted FOR the election of all director nominees and FOR the proposal to ratify the appointment of Deloitte.

16.	Will my shares be voted if I do not provide my proxy?
      Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under NASDAQ rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the selection of Deloitte as our independent registered public accounting firm for fiscal 2006 are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

17.	How are abstentions and broker non-votes counted?
      Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, which requires a plurality of votes, broker non-votes will have no effect. In the ratification of the appointment of our independent auditors, abstentions will have the same effect as a vote against ratification, and broker non-votes will not be counted for determining the number of shares represented at the meeting for purposes of the vote on the ratification.

18.	What happens if additional proposals are presented at the Annual Meeting?
      Other than the election of directors and the ratification of the appointment of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our Bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

19.	Can I change my vote?
      If you are stockholder of record, you may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

•	giving written notice to the Secretary of the Company by May 1, 2006; or

•	voting again at the meeting.
      Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.
      If you are a street name holder, you must follow instructions provided by your broker or bank, if any, in order to change your vote.

20.	What does it mean if I receive more than one proxy card?
      It means that you have multiple accounts with brokers and/or our transfer agent, Computershare. Please vote all of these shares. We recommend that you contact your broker and/or Computershare to consolidate as many accounts as possible under the same name and address. Computershare can be contacted at (781) 575-3100 and via its website at www.computershare.com.

21.	What is “householding”?
      Street-name stockholders may receive a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of the proxy statement and/or Annual Report, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request to your broker.

SECURITY OWNERSHIP
Security Ownership of Management
      The following table sets forth the beneficial ownership, as of March 31, 2006, by each current director, each director nominee, each named executive officer listed in the summary compensation table on page 14, and all directors and executive officers as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power over the shares beneficially held by them.

	Shares Beneficially Owned

	Amount and
	Nature of
	Beneficial
Name	Ownership	Percent of Class(1)

Corbin J. Robertson, Jr.(2)	2,452,116	10.3%
Joseph R. Edwards(3)	3,084,395	12.9%
Hans J. Mende(4)	619,778	2.6%
Corbin J. Robertson III(5)	351,427	1.5%
Stamatis Molaris(6)	185,000	Less than 1%
Gurpal Singh Grewal(7)	18,604	Less than 1%
S. James Nelson(8)	14,500	Less than 1%
Peter Costalas	—	—
Paul J. Cornell(9)	55,000	Less than 1%
Nikos Frantzeskakis(10)	78,074	Less than 1%
All directors and executive officers as a group (11 persons)	6,895,894	28.9%
Security Ownership of Certain Beneficial Owners
      The following table sets forth information about each person or group known to us as of March 31, 2006 who owns or has the right to acquire more than five percent of our common stock:

	Amount and
	Nature of
	Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class(1)

FR X Offshore GP Limited(3)	3,072,395	12.9%
One Lafayette Place
Greenwich, Connecticut 06830
Quintana Maritime Partners, L.P.(2)	2,440,116	10.2%
601 Jefferson St., Suite 3600
Houston, Texas 77002
Neuberger Berman Inc.(11)	1,585,875	6.7%
605 Third Avenue
New York, New York 10158
WS Capital, L.L.C. et al.(12)	1,537,455	6.4%
300 Crescent Court, Suite 111
Dallas, Texas 75201

(1)	Based upon an aggregate of 23,846,742 shares outstanding, which includes 558,750 restricted shares issued pursuant to our stock incentive plan.

(2)	The number of shares shown for Mr. Robertson includes 2,440,116 shares held by Quintana Maritime Partners, L.P., a limited partnership indirectly controlled by Mr. Robertson in his capacity as the sole stockholder of QMP Inc., the general partner of Quintana Maritime Partners, L.P. In addition, Mr. Robertson holds 12,000 shares of restricted stock that were granted to him during 2005 for his service as a director. Of the restricted shares, Mr. Robertson has dispositive power over 3,000 restricted shares that vested in February 2006.

(3)	The number of shares shown for Mr. Edwards includes 12,000 shares of restricted stock granted to Mr. Edwards in 2005 for his service as a director. In addition, each of FR X Offshore GP Limited (“Offshore Ltd”), FR X Offshore GP, L.P. (“Offshore GP”), and FR X Offshore, L.P. (“Offshore LP”) may be deemed to beneficially own the indicated shares. Offshore GP is the general partner of Offshore LP and may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by Offshore LP. Offshore Ltd., as the general partner of Offshore GP, may also be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by Offshore LP. Each of Offshore Ltd., Offshore GP, and Offshore LP are entitled to a portion of the profits from the sale of securities held by Mr. Edwards, and therefore they share beneficial ownership of the securities issued to Mr. Edwards. Of the restricted shares, Mr. Edwards shares dispositive power over 3,000 restricted shares that vested in February 2006. Other than the shares he holds directly, Mr. Edwards disclaims beneficial ownership of securities beneficially owned by the Offshore Ltd., Offshore GP, and Offshore LP. The information in the table above is based on a Schedule 13G filed with the SEC on February 9, 2006.

(4)	The number of shares shown for Mr. Mende includes 587,778 shares held by AMCI Acquisition II, LLC, a limited liability company indirectly controlled by Mr. Mende, and 12,000 shares of restricted stock granted to Mr. Mende during 2005 for his service as a director. Of the restricted shares, Mr. Mende has dispositive power over 3,000 restricted shares that vested in February 2006.

(5)	The number of shares shown for Mr. Robertson III includes 264,042 shared held directly, 55,385 shares held by Spring Street Partners L.P., a hedge fund indirectly controlled by Mr. Robertson III, 20,000 shares held in a managed account in Spring Street Partners, and 12,000 shares of restricted stock granted to Mr. Robertson III during 2005 for his service as a director. Of the restricted shares, Mr. Robertson III has dispositive power over 3,000 restricted shares that vested in February 2006.

(6)	The number of shares shown for Mr. Molaris includes 75,000 shares held directly and 110,000 shares of restricted stock granted to him during 2005 as part of his total compensation. Of the restricted shares, Mr. Molaris has dispositive power over 20,000 restricted shares that vested in February 2006.

(7)	The number of shares shown for Mr. Grewal includes 6,604 shares held by Ramnique Grewal, Mr. Grewal’s daughter and a Quintana Maritime employee, and 12,000 shares of restricted stock granted to Mr. Grewal during 2005 for his service as a director. Of the restricted shares, Mr. Grewal has dispositive power over 3,000 restricted shares that vested in February 2006.

(8)	The number of shares shown for Mr. Nelson includes 2,500 shares held directly and 12,000 shares of restricted stock granted to him during 2005 for his service as a director. Of the restricted shares, Mr. Nelson has dispositive power over 3,000 restricted shares that vested in February 2006.

(9)	The number of shares shown for Mr. Cornell includes 55,000 shares of restricted stock granted to him during 2005 as part of his total compensation. Of the restricted shares, Mr. Cornell has dispositive power over 10,000 restricted shares that vested in February 2006.

(10)	The number of shares shown for Mr. Frantzeskakis includes 23,074 shares held directly and 55,000 shares of restricted stock granted to him during 2005 as part of his total compensation. Of the restricted shares, Mr. Frantzeskakis has dispositive power over 10,000 shares that vested in February 2006.

(11)	Based on Schedule 13G filed with the SEC on February 15, 2006 by Neuberger Berman Inc. and Neuberger Berman, LLC, has sole voting power over 1,219,425 shares and shared dispositive power of all reported shares. The shares are held for individual client accounts.

(12)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2006 by WS Capital, L.L.C., (“WS Capital”), WS Capital Management, L.P. (“WSC Management”), WSV Management, L.L.C. (“WSV”), WS Ventures Management, L.P. (“WSVM”), Reid S. Walker, G. Stacy Smith, and Patrick P. Walker. WS Capital holds shares for the account of (1) Walker Smith Capital, L.P. (“WSC”), (2) Walker Smith Capital (Q.P.), L.P. (“WSCQP”), (3) Walker Smith International

Fund, Ltd. (“WS International”), and (4) HHMI Investments L.P. (“HHMI”). WSV holds shares for the account of (1) WS Opportunity Fund, L.P. (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and (3) WS Opportunity Fund International, Ltd. (“WSO International”), WS Capital is the general partner of WSC Management, which is the general partner of WSC and WSCQP, the investment manager for WS International and the investment manager for HHMI. WS Capital is a limited partner of HHMI. WSV is the general partner of WSVM, which is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Reid S. Walker is the beneficial owner of 1,537,455 shares of Common Stock, which includes (i) 1,292,455 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International, (ii) 241,500 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International and (iii) 3,500 shares held directly. G. Stacy Smith is the beneficial owner of 1,538,955 shares of Common Stock, which includes (i) 1,292,455 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International, (ii) 241,500 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International and (iii) 5,000 shares held directly. Patrick P. Walker is the beneficial owner of 241,500 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International. WS Capital and WSC Management are the beneficial owners of 1,292,455 shares of Common Stock, for the accounts of WSC, WSCQP, WS International and HHMI. WSV and WSVM are the beneficial owners of 241,500 shares of Common Stock, for the accounts of WSO, WSOQP and WSO International.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
      The size of our Board is currently set at eight, with all directors being elected each year to serve a one-year term. The Compensation, Nominating and Governance Committee of our Board has approved and recommended, and our Board has unanimously nominated, each of the nominees listed below to serve one-year terms expiring at our 2007 Annual Meeting or upon a successor being elected and qualified.
      A plurality of the votes cast in person or by proxy by the holders of our common stock is required to elect each director. Accordingly, under Marshall Islands law, our Amended and Restated Articles of Incorporation and bylaws, withholding votes and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the nominees listed below. There were no third-party fees paid by the Company to assist in the process of identifying or evaluating candidates. Although the Company has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board. Stockholders may not cumulate their votes in the election of directors.
      It is our policy for directors to attend our annual meetings to provide an opportunity for stockholders to communicate directly with directors about issues affecting our company. This is our first annual meeting since our initial public offering in July 2005, and we expect all of our directors to be in attendance.
      The Board recommends a vote “FOR” the election to the Board of each of its nominees.
      Information with respect to the directors nominated for election this year is presented below.
Director Nominees

Corbin J. Robertson, Jr. 58 years old Director since January 2005	Mr. Robertson has been the non-executive chairman of our board of directors since our formation in January 2005. Mr. Robertson has also served as Chief Executive Officer and the Chairman of the Board of Directors of GP Natural Resource Partners LLC, the

general partner of Natural Resource Partners, L.P., since October 2002. In addition, Mr. Robertson has served in various executive capacities with affiliates of Natural Resource Partners, L.P. since 1978. He also serves as Chairman of the Board of the Baylor College of Medicine and of the Cullen Trust for Higher Education and on the boards of the American Petroleum Institute, the National Petroleum Council, the Texas Medical Center and the World Health and Golf Association. Mr. Robertson is the father of Corbin J. Robertson III, another member of our board of directors.

Stamatis Molaris 44 years old Director since June 2005	Mr. Molaris has served as our Chief Executive Officer since February 2005, has served as our President since May 2005 and has been a member of our board of directors since June 2005. Prior to this, Mr. Molaris served as Chief Financial Officer and as a director of Stelmar Shipping Ltd. From August 1993 until January 2005. Prior to that, Mr. Molaris served as an audit manager for Arthur Andersen.

Joseph R. Edwards 33 years old Director since April 2005	Mr. Edwards has been a member of our board of directors since April 2005. Mr. Edwards is a Director of First Reserve Corporation, a private equity firm focusing on the energy industry. Mr. Edwards has served in various capacities at First Reserve since joining it in March 1998. From July 1995 until March 1998, Mr. Edwards served as a member of the corporate finance team of Simmons & Company International, a Houston-based, energy-focused investment banking firm. Mr. Edwards currently serves as a director of T-3 Energy Services, Inc. (and as a member of its Compensation and Nominating Committees) and Power Well Services, Inc., and a number of its affiliates.

Hans J. Mende 62 years old Director since April 2005	Mr. Mende has been a member of our board of directors since April 2005. Mr. Mende also serves as Chairman of the Board of Directors of Alpha Natural Resources, Inc. and is a director of Foundation Coal Holdings, Inc. He is President and Chief Operating Officer of AMCI International, Inc., a position he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Mende was employed by the Thyssen Group, one of the largest German multinational companies with interests in steel making and general heavy industrial production, in various senior executive positions. At the time of his departure from Thyssen Group, Mr. Mende was President of its international trading company.

Corbin J. Robertson III 35 years old Director since January 2005	Mr. Robertson III has been a member of our board of directors since our formation in January 2005. Mr. Robertson is Managing Director of Spring Street Partners, a hedge fund focused on undervalued small cap securities, a position he has held since 2002. Prior to joining Spring Street, Mr. Robertson worked for three years as a Vice President of Sandefer Capital Partners LLC, a private investment partnership focused on energy related investments, and two years as a management consultant for Deloitte and Touche LLP. Mr. Robertson is also a member of the board of Gulf Atlantic Refining and Marketing L.P., an operator of a refinery and crude and refined products storage terminals and advisory director to Main Street Bank, a regional commercial bank. Mr. Robertson is the son of Corbin J. Robertson, Jr., the chairman of our board of directors.

Gurpal Singh Grewal 59 years old Director since June 2005	Mr. Grewal has been a member of our board of directors since June 2005. Mr. Grewal currently serves as the Technical Manager of Marmaras Navigation Ltd., a shipping company. From June 1998 to September 2005, he served as Technical Director and and the Principal Surveyor for Greece of Lloyd’s Register of Shipping and Industrial Services S.A. Prior thereto, he was employed by Lloyd’s Register of Shipping and Industrial Services S.A. since May 1997 as a Senior Ship and Engineer Surveyor in the Fleet Services Department. In addition, from 1996 to 1998, he was Assistant Chief Resident Superintended with JJMA, New York, where he supervised the newbuildings of product tankers in Spain. Prior to 1996, he served for 10 years as a Senior Engineer at Lloyd’s Register supervising the construction of newbuildings in a variety of shipyards. Mr. Grewal is a Chartered Engineer and has over 20-years’ experience in newbuildings of bulk carriers, tankers, LPG, and LNG vessels.

S. James Nelson, Jr. 63 years old Director since August 2005	Mr. Nelson has been a member of our board of directors since August 2005. In 2004, Mr. Nelson retired from Cal Dive International, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer, Vice Chairman and a Director. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company, and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co where he became a partner in 1976. Mr. Nelson is also a Certified Public Accountant. Mr. Nelson currently serves on the Boards of Directors of Oil States International, Inc., a diversified oilfield services company; Input/ Output, a seismic services provider, and W&T Offshore Incorporated, an oil and natural gas exploration and production company.

Peter Costalas 56 years old Director nominee	Mr. Costalas has been nominated to serve on the Board of Directors. Mr. Costalas has over 38 years of experience in the shipping industry. Since June 2004, Mr. Costalas has served as the Managing Director of Euroceanica (UK) Ltd., a private shipowning company specializing in dry-bulk carriers and chemical tankers that is based in London. He has served as a director of Euroceanica since September 2001. From January 2001 to August 2001, Mr. Costalas served as the Chief Executive Officer of Osprey Maritime Limited, which was at the time a Singapore-listed shipping company concentrating on liquefied natural gas, crude oil, and product tankers. From 1997 until his appointment as Chief Executive Officer of Osprey, Mr. Costalas served as its Chief Commercial Officer. During the same period, he helped form the Tankers International VLCC pool and the International Product Tanker pools. Before joining Osprey, Mr. Costalas served as the Commercial Director of Exmar NV, a Belgian-listed diversified shipping company, among other positions in the shipping industry. Mr. Costalas currently serves as a director of Euroceanica (UK) Limited, Integra Holdings Pte Ltd, a global petrochemical trading company, and Bancosta sam, a subsidiary of an Italian-based shipbroker.

ADDITIONAL INFORMATION REGARDING
THE BOARD OF DIRECTORS
Board Independence
      Our Board has determined that all existing members of our board other than Mr. Molaris are “independent” directors under the NASDAQ corporate-governance rules and that Mr. Costalas, who has been nominated to the board, is independent as well. The Board has determined that each of the members of the Compensation, Nominating & Governance Committee qualifies as independent under applicable NASDAQ rules. The Audit Committee currently has two members who qualify as “independent” under Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and one member, Mr. Edwards, who does not. Under Rule 10A-3 and NASDAQ rules, the Audit Committee is permitted to have a non-independent director for a period from one year from the date of the Company’s initial public offering. The Board expects to have a fully independent Audit Committee upon the election of Mr. Costalas to the Board and his subsequent appointment to the Audit Committee.
Board Meetings and Committees
      The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the non-management directors to meet without management or the other directors present. Our Board met for the first time on June 14, 2005 and has met in person two additional times in 2005 and held two telephonic meetings. Prior to June 2005, all actions taken by the Board were by unanimous written consent. The non-management directors met in executive session at the conclusion of the three in-person meetings. In 2005, each Board member attended more than 75% of the total number of meetings of the Board and of the committees of which they served as members held during the period such Board member served on the Board. Our directors are expected to attend all meetings of the Board and of the committees of which they are members.
      The Board currently has, and appoints the members of, two standing committees: the Audit Committee and the Compensation, Nominating and Governance Committee (the “CNG Committee”). The Board established these committees in July 2005. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.quintanamaritime.com. We will also furnish copies of any charter to any person who requests them. Requests for copies should be directed to Mr. Steve Putman, 601 Jefferson St., Suite 3600, Houston, Texas 77002.
      The members of the committees as of March 31, 2006 are identified in the following table:

Director	Audit	CNG

Corbin J. Robertson, Jr.		Chair
Joseph R. Edwards	X	X
Gurpal Singh Grewal	X
S. James Nelson, Jr.	Chair	X
      Audit Committee. The Audit Committee has been established to assist the Board in fulfilling its responsibility to (i) oversee the quality and integrity of the financial statements and other financial information Quintana provides to any governmental body or the public; (ii) oversee Quintana’s compliance with legal and regulatory requirements; (iii) oversee the independent external auditor’s qualifications and independence; (iv) oversee the performance of Quintana’s internal audit function and the auditors; (v) oversee Quintana’s systems of internal controls regarding finance, accounting, legal compliance and ethics that Quintana’s management and the Board have established; (vi) facilitate an open avenue of communication among the auditors, financial and senior management, the internal auditing department, and the Board, with the auditors being accountable to the Audit Committee; and (vii) perform such other duties as are directed by the Board. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Board has determined that Mr. Nelson, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by the regulations of the SEC. Mr. Nelson serves on the audit committees of three other public companies. The Audit Committee was formed in July 2005 and held two in-person meetings and one telephonic meeting, and each of the members attended all of the meetings. The report of the Audit Committee begins on page 22.
      Compensation, Nominating and Governance Committee. The duties of the CNG Committee are to (i) review, evaluate, and approve Quintana’s agreements, plans, policies and programs utilized to compensate the officers, directors, and when applicable, employees, consultants, contractors, agents or other providers of services to or for the benefit of Quintana or its affiliates; (ii) otherwise discharge the Board’s responsibilities relating to compensation of Quintana’s officers and directors; (iii) assist the Board by identifying individuals qualified to become Board members and to recommend that the Board select the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies; (iv) recommend to the Board director nominees for each committee of the Board; (v) advise the Board about appropriate composition of the Board and its committees; (vi) advise the Board about and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices; (vii) lead the Board in its annual review of the performance of the Board and its committees; and (viii) perform such other functions as the Board may assign to the Committee from time to time.
      The CNG Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the CNG Committee may use third-party search consultants to identify director candidates. The CNG Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the CNG Committee, c/o Steve Putman, Secretary, Quintana Maritime Limited, 601 Jefferson St., Suite 3600, Houston, Texas 77002, and should include the recommended candidate’s name, biographical data and qualifications. The CNG Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section I of Quintana’s Corporate Governance Guidelines, which can be viewed on our website at www.quintanamaritime.com. These considerations include the potential director’s independence, background, experience, judgment, diversity, age, and skill in the context of the needs of the Board. Mr. Costalas, who has been nominated for election at the 2006 Annual Meeting, was recommended to the CNG Committee by Stamatis Molaris, our Chief Executive Officer and a member of the Board.
      The CNG Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The CNG Committee’s review is based on any written materials provided with respect to the potential candidate. The CNG Committee determines whether the candidate meets Quintana’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. The CNG Committee was formed in July 2005 and held two in-person meetings in 2005. Each of the members attended all the meetings. The report of the CNG Committee begins on page 20.
Communications from Stockholders to the Board
      The Board is receptive to direct communication with stockholders and recommends that stockholders initiate any communications with the Board in writing and send them in care of our presiding director. Stockholders can send communications by e-mail to board@quintanamaritime.com or by mail to Board of Directors, Quintana Maritime Limited, 601 Jefferson Street, Suite 3600, Houston, Texas 77002. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address, if any. The Company will, prior to forwarding any correspondence, review such correspondence and, pursuant to Board policy, not forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, these items may be forwarded elsewhere in Quintana for review and possible response.
CNG Committee Interlocks and Insider Participation
      None of the members of the CNG Committee has at any time been an officer or employee of the Company and none of these directors serves as a member of the board of directors or CNG Committee of any entity that has one or more executive officers serving as a member of the Company’s board or CNG Committee.
Corporate Governance
      The Board has adopted Corporate Governance Guidelines, and the Board’s CNG Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines can be viewed on our website at www.quintanamaritime.com. Among other matters, the guidelines include the following:

•	Membership on the Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NASDAQ.

•	At least two of each year’s regularly scheduled Board meetings will include an executive session of the independent directors.

•	The Board and its committees each conduct an annual self-evaluation.

•	The Board and the CNG Committee conduct an annual evaluation of management.

•	Directors are not permitted to serve as a director for more than three other public companies.

•	Directors are expected to attend all meetings of the board and of the committees of which they are members.

•	To effectively discharge its oversight duties, the Board has direct access to management.
Code of Ethics
      The Board has adopted a Code of Business Conduct and Ethics. The Board requires all its employees to adhere to this code of ethics. Among other matters, this code of ethics is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	avoidance of conflicts of interest;

•	compliance with applicable governmental laws, rules and regulations;

•	acting in good faith, responsibly, and with due care and diligence;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.
      You can view the Code of Business Conduct and Ethics on our website at www.quintanamaritime.com.
Legal Proceedings Relating to Mr. Molaris
      A private individual has filed a complaint with the public prosecutor for the Athens Magistrates Court against Mr. Molaris and four others relating to allegations that, while Mr. Molaris was employed by Stelmar Shipping Ltd., they conspired to defraud the individual of a brokerage fee of € 1.2 million purportedly owed by a shipyard in connection with the repair of a vessel of Stelmar. Mr. Molaris believes the complaint is without merit and is vigorously contesting these allegations. The prosecutor has referred the matter to a Greek judge for further investigation. The judge will determine whether the claim has sufficient merit to forward the matter on to a court for adjudication. We have been advised that an independent committee of the board of directors of Stelmar has conducted an inquiry into these allegations and found no evidence to support them.
      As publicly disclosed by Stelmar Shipping Ltd., on November 10, 2003 Mr. Molaris, who then was the chief financial officer of Stelmar, took a non-interest bearing advance from Stelmar in the amount of $125,000, in apparent violation of applicable U.S. law prohibiting loans by public companies to their directors and executive officers. This transaction was reflected as an advance in Stelmar’s 2003 year-end financial statements and was repaid on February 10, 2004. The board of directors of Stelmar imposed a fine on Mr. Molaris in the amount of $30,000, which Mr. Molaris paid to Stelmar. The Enforcement Division of the SEC conducted an inquiry into this matter, and, on December 1, 2005, the SEC entered an order relating to these alleged violations of Section 13(k) of the Securities Exchange Act of 1934. Without admitting or denying the findings in the order, Mr. Molaris agreed to cease and desist from causing any violations and any future violations of Section 13(k) of the Exchange Act. The SEC did not impose any monetary sanctions on Mr. Molaris.
COMPENSATION
Director Compensation
      Directors who are also employees, such as Quintana’s Chief Executive Officer, are not paid for Board service beyond their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Quintana in addition to their Board compensation. With the assistance of outside compensation consultants, the CNG Committee of the Board will periodically review Quintana’s director compensation practices and compare them against the practices of a selected peer group of companies as well as against the practices of public company boards generally. The Board believes that compensation for non-management directors should be competitive and should fairly compensate directors for the time and skills devoted to serving Quintana but should not be so great as to compromise independence.
      For 2005, non-management directors received an annual retainer of $20,000 (prorated for the length of such director’s service in 2005). The chairperson of the Audit Committee receives an annual fee of $7,500 and the chairperson of the CNG Committee receives an annual fee of $5,000. Our directors are paid $1,500 for each meeting attended in person or by telephone, and committee members receive $1,000 for each committee meeting attended in person or by telephone. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or its committees and for other reasonable expenses related to the performance of their duties as directors. In addition, our directors are eligible to receive incentive compensation awards under our 2005 Stock Incentive Plan. In 2005, each non-management director received a total of 12,000 shares of restricted stock. The shares vest annually between February 2006 and February 2009. We expect that directors will receive restricted-stock awards on an annual basis.
      The Board believes that Quintana’s total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of Quintana’s non-management directors.

Executive Compensation
      The following tables present information concerning the compensation of our Chief Executive Officer and the two other most highly compensated executive officers of Quintana Maritime, who were serving as executive officers at the end of 2005 and met certain thresholds in payment of salary and bonus. We refer to these three persons collectively as the “Named Executive Officers.” Quintana’s compensation policies are discussed above under the heading “Report of the CNG Committee of the Board on Executive Compensation.” Because Quintana commenced its operations in 2005, information is not given for 2004 or 2003.

					Long-Term Compensation

					Awards
		Annual Compensation
					Restricted
				Other Annual	Stock	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Compensation(3)

Stamatis Molaris(4)	2005	$187,415	$155,000	—	$1,146,200	$13,750
President, Chief Executive
Officer and Director
Paul J. Cornell(5)	2005	$151,388	$110,000	—	$573,100	$6,813
Chief Financial Officer
and Treasurer
Nikos Frantzeskakis(6)	2005	$164,735	$60,000	—	$573,100	$6,813
Chief Commercial Officer

(1)	Bonuses include performance bonuses awarded for 2005 but paid in 2006 in the following amounts: $90,000 to Mr. Molaris, $45,000 to Mr. Cornell, and $35,000 to Mr. Frantzeskakis. In addition, Messrs. Molaris, Cornell, and Frantzeskakis received one-time bonuses relating to their assistance with our initial public offering of $65,000, $65,000, and $25,000, respectively.

(2)	Excludes perquisites and other personal benefits, securities or property received by the named executive officer if the aggregate dollar amount of such items is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(3)	The indicated amounts reflect the fair value of the restricted stock at the time of grant. Shares of restricted stock and shares of phantom stock were awarded on August 24, 2005, but the shares of phantom stock were canceled on December 23, 2005 and replaced with an equivalent number of shares of restricted stock. Accordingly, there was no phantom stock outstanding as of December 31, 2005. The restricted-stock awards granted on August 24, 2005 had a fair market value of $11.10 per share, and the awards granted on December 23, 2005 had a fair market value of $9.74 per share. We pay dividends on restricted stock, and dividends paid during 2005 are included in the “All Other Compensation” column. The table below shows the number of shares of restricted stock held by each Named Executive Officer, its vesting schedule, and the value of such restricted stock as of December 31, 2005, based on the closing price of our common stock on December 30, 2005 (the last business day of 2005) of $10.18 per common share:

	Number of Shares of Restricted Stock Vesting on				Total Shares of
					Restricted Stock	Market Value of
	February 15,	February 15,	February 15,	February 15,	Held as of	Shares Held as of
Name	2006	2007	2008	2009	December 31, 2005	December 31, 2005

Stamatis Molaris	20,000	20,000	20,000	50,000	110,000	$1,119,800
Paul J. Cornell	10,000	10,000	10,000	25,000	55,000	$559,900
Nikos Franzeskakis	10,000	10,000	10,000	25,000	55,000	$559,900

(4)	Mr. Molaris joined Quintana in February 2005.

(5)	Mr. Cornell joined Quintana in February 2005.

(6)	Mr. Frantzeskakis joined Quintana in February 2005.

Stock Incentive Plan
      The following contains a summary of the material terms of Quintana’s 2005 Stock Incentive Plan (the “Plan”), which was adopted by our Board of Directors and approved by our stockholders. The description of such terms is not complete. For more information, we refer you to the full text of the Stock Incentive Plan, which was filed as an exhibit to our registration statement and is incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2005.
      The purpose of the Plan is to provide our directors, employees, advisors and consultants of the Company and its affiliates additional incentive and reward opportunities designed to enhance the profitable growth of Quintana and its affiliates. The Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, restricted stock awards, performance awards, and phantom stock awards. The Plan is administered by the CNG Committee of the Board of Directors. In general, the CNG Committee is authorized to select the recipients of awards and to establish the terms and conditions of those awards.
      Available Shares. The number of shares of Common Stock that may be issued under the Plan may not exceed 3 million shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure). Shares of Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock that may be subject to options, restricted stock awards and performance awards denominated in shares of Common Stock granted under the Plan to any one individual during the term of the Plan may not exceed 1.5 million shares of Common Stock (as adjusted from time to time in accordance with the provisions of the Plan). The maximum amount of compensation that may be paid under all performance awards under the Plan denominated in cash (including the fair market value of any shares of Common Stock paid in satisfaction of such performance awards) granted to any one individual during any calendar year may not exceed $2 million, and any payment due with respect to a performance award shall be paid no later than 10 years after the date of grant of such performance award.
      Stock Options. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the Plan will be determined by the CNG Committee, but such purchase price will not be less than the fair market value of a share of Common Stock on the date such option is granted. Additionally, a stock appreciation right may be granted in connection with the grant of an option.
      Restricted Stock. Shares of Common Stock that are the subject of a restricted stock award under the Plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares to us under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions will be determined by the CNG Committee in its sole discretion, and the CNG Committee may provide that the Forfeiture Restrictions will lapse upon:

(a) the attainment of one or more performance targets established by the CNG Committee that are based on certain enumerated measures relating to, among other things, our stock price, market share, sales, net income and other financial measures (the “Enumerated Performance Goals”),

(b) the award holder’s continued employment with us or continued service as a consultant or director for a specified period of time,

(c) the occurrence of any event or the satisfaction of any other condition specified by the CNG Committee in its sole discretion, or

(d) a combination of any of the foregoing.
      Performance Award. A performance award under the Plan is an award of shares of Common Stock, cash payments, or a combination thereof that may be earned based on the satisfaction of various performance targets established by the CNG Committee that are based upon one or more of the Enumerated Performance Goals. At the time of the grant of a performance award, the CNG Committee will establish the maximum number of shares of Common Stock subject to, or the maximum value of, such award and the period over which the performance applicable to the award will be measured.

      Phantom Stock. Phantom stock awards under the Plan are awards of Common Stock (or the fair market value thereof), or rights to receive amounts equal to share appreciation over a specific period of time. Such awards vest over a period of time established by the CNG Committee, without satisfaction of any performance criteria or objectives. Payment of a phantom stock award may be made in cash, Common Stock, or a combination thereof.
      Termination and Amendment. No awards under the Plan may be granted after 10 years from the date the Plan was adopted by the Board of Directors. The Plan will remain in effect until all options granted under the Plan have been satisfied or expired, all shares of restricted stock granted under the Plan have vested or been forfeited, and all performance awards and phantom stock awards have been satisfied or expired. The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which awards have not been granted. The Plan may not be amended, other than to increase the maximum aggregate number of shares that may be issued under the Plan, to increase the maximum aggregate number of shares that may be issued under the Plan through incentive stock options, to reprice any outstanding options or to change the class of individuals eligible to receive awards under the Plan, by the Board of Directors without the consent of our shareholders. No change in any award previously granted under the Plan may be made which would impair the rights of the holder of such award without the approval of the holder.
Equity Compensation Plan Information

	Number of	Weighted	Number of
	Securities to be	Average Exercise	Securities
	Issued upon	Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights (a)	Rights (b)	in Column (a)) (c)

Plans approved by securityholders(1)	—	—	2,441,250
Plans not approved by securityholders	—	—	—

(1)	Represents awards issued under 2005 Stock Incentive Plan, which provides for the issuance of restricted stock and other awards in addition to options, warrants, and rights. All amounts shown in column (c) relate to the 2005 Stock Incentive Plan.

STOCK PERFORMANCE GRAPH
      The information contained in this Stock Performance Graph Section shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act except to the extent that Quintana specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
      The following graph compares the total return for our common stock, the NASDAQ US Index, a custom composite index consisting of the following five companies trading in our line of business: Diana Shipping Inc. (DSX), DryShips Inc. (DRYS), Eagle Bulk Shipping Inc. (EGLE), Excel Maritime Carriers Ltd. (EXM), and Genco Shipping & Trading Ltd. (GSTL). Each of the returns assumes an initial value of $100 and reinvestment of dividends. Our stock price performance shown in the following graph is not indicative of future stock price performance. Data is given beginning on July 15, 2005, the first day that Quintana’s stock began trading on the NASDAQ.
CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on July 15, 2005
with dividends reinvested
SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.

	15-Jul-05	31-Jul-05	31-Aug-05	30-Sep-05	30-Oct-05	30-Nov-05	31-Dec-05

Quintana Maritime Ltd	$100	$101	$99	$101	$97	$97	$93
NASDAQ US	$100	$101	$100	$100	$99	$104	$102
Custom Composite Index (5 Stocks)	$100	$92	$101	$112	$101	$97	$93

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)
      The Audit Committee of the Board has recommended and the Board has proposed that Deloitte.Hadjipavlou, Sofianos & Cambanis S.A. be ratified by the stockholders to serve as our independent auditors and to audit our consolidated financial statements for 2006. Deloitte has served as our independent auditors since June 2005. The Audit Committee has been advised by Deloitte that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Quintana or its subsidiaries.
      Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly, under Marshall Islands law, our Amended and Restated Articles of Incorporation, and our bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.
      In the event that this selection of auditors is not ratified, the Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.
      The Audit Committee monitors the independence of our independent auditors in part through a pre-approval policy. The Audit Committee pre-approves audit and non-audit services performed by Deloitte as well as the fees charged for such services. In its review and pre-approval of non-audit services and fees, the Audit Committee considers among other factors, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee does not delegate its responsibilities to management to pre-approve services performed by the independent auditors.
      One or more representatives of Deloitte are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, will have an opportunity to make a statement.
      The Board recommends a vote “FOR” the ratification of the appointment of Deloitte.Hadjipavlou, Sofianos & Cambanis S.A. as our independent auditors for 2006.
Fees Paid to Deloitte
      The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte in 2005:

2005

(In thousands)
Audit Fees	$599.2
Audit-Related Fees	—
Tax Fees	—
All Other Fees	77.9

Total	$677.1

      Audit Fees. Fees for audit services include fees associated with the annual audit, the filing of our Registration Statement on Form S-1, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, services related to comfort letters and consents and assistance with other filings and public offering documents filed with the SEC.
      Audit-Related Fees. Fees for audit-related services principally include due diligence in connection with acquisitions and accounting consultations, internal controls testing and consultations on financial accounting and reporting issues.

      Tax Fees. Fees for tax service include tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal tax advice, and mergers and acquisitions tax advice.
      All Other Fees. Fees for all other services in 2005 primarily consisted of the structuring of the Company prior to its formation.
Pre-approval Policies and Procedures
      The Audit Committee has adopted policies and procedures regarding the pre-approval of the performance by Deloitte of certain audit and non-audit services. Deloitte may not perform any service enumerated in Section 201(a) of the Sarbanes-Oxley Act of 2002, except as may otherwise be provided by law or regulation. Deloitte may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. The Audit Committee has pre-approved, by category, the performance by Deloitte of certain audit and accounting services, certain tax services, and certain other tax services and audit-related services. The Audit Committee has delegated to the committee chairperson the power to pre-approve services beyond those previously described, provided that no services may be approved that are prohibited pursuant to Section 201(a) of the Sarbanes-Oxley Act of 2002 or that appear reasonably likely to compromise the independence of Deloitte. Any pre-approval granted by the chairperson is reviewed by the Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee receives an annual report detailing the prior year’s expenditures consistent with the SEC’s accountant fee disclosure requirements.
      In 2005, the Audit Committee approved all fees shown above that were incurred after the Company became an “issuer” for purposes of the Exchange Act. The services described in “All Other Fees” and some of the Audit Fees shown above occurred prior to the Company’s becoming an issuer and were not approved by the Audit Committee.

REPORT OF THE COMPENSATION, NOMINATING & GOVERNANCE COMMITTEE OF
THE BOARD ON EXECUTIVE COMPENSATION
      The CNG Committee consists of three independent directors. The Committee reviews the Company’s executive compensation program and policies each year and determines the compensation of the executive officers. The CNG Committee’s philosophy regarding the Company’s executive compensation program has been to design a compensation package that provides competitive salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize individual performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budgeted goals, and (iii) support both the short-term and long-term strategic goals of the Company. The CNG Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of company goals that coincide with stockholder objectives.
      The Company’s executive compensation program is administered by the CNG Committee. The CNG Committee establishes specific compensation levels for executive officers and other key personnel and administers the Company’s 2005 Stock Incentive Plan. The Committee considers the anticipated tax treatment of the Company’s executive compensation program.
      The executive compensation program includes three primary elements that are performance oriented and, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. These elements are (i) base salary, (ii) annual bonuses, and (iii) long-term incentive awards, principally restricted stock awards. In order to assist in its evaluation of each element of the Company’s overall executive compensation program, the Committee periodically obtains independent compensation surveys. The Committee engaged independent compensation consultants during 2005 to update to the Committee concerning executive and director compensation trends and to address long-term equity compensation practices. The Committee takes these surveys and the factors noted below into consideration when making its decisions.
      Base Salaries. Executive officer base salaries, including Mr. Molaris’s, are based on an evaluation that considers data from other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, the executive’s potential, and any significant changes in the executive’s responsibilities. The CNG Committee considers all those factors together and makes a subjective determination with respect to executive compensation. The CNG’s general policy is to set base salaries of the Chief Executive Officer and other executive officers and key personnel at or below the median for similarly situated companies. The CNG Committee was formed this year and reviewed the initial salaries of the senior executives with the assistance of compensation consultants.
      Bonuses. Annual bonus awards are linked to the achievement of performance goals and are designed to put a significant portion of total compensation at risk. In 2005, the CNG Committee awarded bonuses to the Chief Executive Officer and other executive offers and key personnel that reflected their service to the Company in 2005 and their contributions to the success of the initial public offering. With respect to 2006 and future periods, the CNG Committee will establish a bonus target for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact the Company’s success. All executive officers, including Mr. Molaris, received bonuses for 2005 performance. However, the bonuses varied substantially, based principally upon the executive officer’s length of service with the Company and his contribution to the success of the initial public offering. Mr. Molaris was paid a performance bonus of $90,000 and an offering-related bonus of $65,000. For all executive officers including Mr. Molaris, performance and offering-related bonuses totaled $329,000.
      Long-Term Incentive Awards. The Company makes certain stock-based awards under the 2005 Stock Incentive Plan to align better the interests of executive officers with those of stockholders. In determining appropriate stock grants, the CNG Committee periodically reviews competitive market data and, once the long-term performance of an executive can be assessed, such long-term performance, as well as the executive’s ability to contribute to the future success of the Company, history of prior grants, and time in the current job. The Company takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in the Company’s stock. The Committee considers the foregoing factors together and makes a subjective determination with respect to awarding equity-based compensation to its executive officers. Under the 2005 Stock Incentive Plan, the Company has granted restricted stock awards, which vest over multiple years, at the fair market value of the common stock on the date of grant, as well as phantom stock awards, which vest over multiple years. However, in December 2005, the Committee determined that a policy of eliminating phantom stock awards and replacing any such outstanding awards with an equivalent restricted-stock award would better align the interests of the executive officers with those of the stockholders. In 2005, awards under the 2005 Stock Incentive Plan were granted to five executive officers and most of the Company’s employees. The CNG Committee awarded a total of 558,750 shares of restricted stock in 2005. In 2006, the Committee expects to award additional shares of restricted stock, which will vest in 2010.

The Compensation, Nominating & Governance Committee

Corbin J. Robertson, Jr. (Chairman)
S. James Nelson, Jr.
Joseph R. Edwards
EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS
      As of December 31, 2005, we did not have employment agreements or change-of-control arrangements with any of our named executive officers.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships
      Affiliates of Mr. Robertson, Mr. Robertson III, First Reserve Corporation, and AMCI International beneficially own approximately 27.3% of our outstanding common stock. Mr. Robertson is the beneficial owner of the controlling interest in the general partner of Natural Resource Partners, L.P., a publicly traded limited partnership that owns and manages coal properties. First Reserve is a private equity firm specializing in the energy industry with significant economic interests in the coal sector. AMCI is engaged in the business of production, handling and marketing of coal. Mr. Robertson, First Reserve and AMCI are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. These other investments may create competing financial demands on these persons, potential conflicts of interest and require efforts consistent with applicable law to keep the other businesses separate from our operations. Mr. Robertson, First Reserve and AMCI and their affiliates may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.
      In addition, AMCI and its affiliates may seek to enter into charters with us to transport coal or other cargoes. So long as they continue to beneficially own a significant amount of our equity, they will continue to be able to strongly influence or effectively control our decisions.
      It is the duty of our Audit Committee, among other things, to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and to approve all such transactions.
Registration Rights
      Affiliates of Mr. Robertson and First Reserve have the right in certain circumstances to require us to register their shares of common stock in connection with a public offering and sale. In addition, in connection with other registered offerings by us, affiliates of Mr. Robertson, First Reserve and AMCI will have the ability to exercise certain piggyback registration rights with respect to their shares.

Consulting Agreement with Stamatis Molaris
      Stamatis Molaris, Quintana Maritime’s President and Chief Executive Officer, signed a consulting agreement with Quintana Minerals Corporation dated as of January 1, 2005 with duration of one year. This agreement was terminated as of March 31, 2005. Quintana Minerals Corporation is an affiliate of Corbin J. Robertson, Jr., who is the Chairman of our Board of Directors and the beneficial owner of approximately 10.3% of the common stock of Quintana Maritime. Quintana Maritime Investors LLC, the parent of Quintana Maritime prior to the initial public offering, paid $25,000 to Mr. Molaris in payment of all amounts due under the agreement.
Service Agreement with Quintana Minerals Corporation
      On October 31, 2005, Quintana Maritime and Quintana Minerals Corporation entered into a service agreement, whereby Quintana Minerals agreed to provide certain administrative services to the Company, and the Company agreed to reimburse Quintana Minerals at cost for the expenses incurred by Quintana Minerals in providing those services. These services principally include payment of salaries of U.S.-based Quintana Maritime management, office rent, and expenses related to Quintana Maritime’s initial public offering.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD
      The Board of Directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. The charter of the Audit Committee is included as Appendix A to this proxy statement. Each year, the committee reviews the charter and reports to the Board on its adequacy in light of applicable NASDAQ rules.
      During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “10-K”), the committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•	discussed with the Company’s senior management and independent auditors the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors, recommended to the Board of Directors the inclusion of the audited consolidated financial statements of the Company in the 10-K; and

•	determined that the non-audit services provided to the Company by the independent auditors (discussed above under Ratification of the Appointment of Independent Auditors (Item 2 on the Proxy Card)) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed above under such proposal.

      Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements, on management’s assessment of internal control over financial reporting and on the effectiveness of internal control over financial reporting. Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2005 and on the representations of the independent auditors included in their report on the Company’s financial statements.
      The committee met regularly with management and the independent auditors, including private discussions with the independent auditors, and received the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
      Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

S. James Nelson, Jr., Chair
Gurpal Singh Grewal
Joseph R. Edwards
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to Quintana stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.
      Based on a review of the copies of forms filed in 2005 and in our possession, we believe that during 2005, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
      Stockholders may propose matters to be presented at stockholders’ meetings and may also nominate persons to be directors, subject to compliance with the formal procedures that have been established by Quintana and which are described below.
Proposals for 2007 Annual Meeting
      Pursuant to rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2007 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received at our principal executive offices, Pandoras 13 & Kyprou Street, 166 74 Glyfada, Greece no later than February 9, 2007.
      In addition to the requirements of the SEC described in the preceding paragraph, our bylaws provide that in order for a proposal to be properly brought before an annual meeting of stockholders, it must be either (i) specified in the notice of the meeting given by us, (ii) otherwise brought before the meeting by or at the direction of our Board or (iii) properly brought before the meeting by a stockholder entitled to vote at the meeting and who complies with the following notice procedures. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing of the business to be brought before such meeting to the Secretary of the Company and such business must be a proper matter for stockholder action under the Business Corporations Act of the Marshall Islands. Our bylaws provide that to be timely, a stockholder’s notice must be delivered to the Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date that proxy materials were first mailed with respect to the preceding year’s annual meeting. If, however, the date of the meeting is changed by more than 30 days from the date of the preceding year’s meeting, notice must be received not more than 120 days prior to such annual nor less than 90 days prior to such meeting or than the 10th day following public announcement of such meeting.
      For any business that a stockholder desires to bring before an annual meeting, the stockholder’s notice must provide a brief description of such business, the text of any resolution proposed to be adopted at such meeting, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides the notice described above, such notice must include the following information and comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to such matters:

(1) the name and address of such stockholder, as they appear on Quintana’s books, and of such beneficial owner,

(2) the class and number of shares of Quintana which are owned beneficially and of record by such stockholder and such beneficial owner,

(3) a representation that the stockholder is a holder of record of stock of Quintana entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and

(4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Quintana’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Director Nominations for 2007 Annual Meeting
      Pursuant to our bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders only (i) by or at the direction of the Board or (ii) by a stockholder who is a stockholder of record at the time of the giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date that proxy materials for the preceding year’s annual meeting were first mailed. If, however, the date of the meeting is changed by more than 30 days from the date of the preceding year’s meeting, notice must be received not more than 120 days prior to such annual nor less than 90 days prior to such meeting or than the 10th day following public announcement of such meeting.
      A stockholder’s notice to the Secretary of the Company with respect to persons that the stockholder proposes to directly nominate as a director must set forth (a) as to each individual whom the stockholder proposes to nominate, all information relating to the person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, pursuant to Regulation 14A (or any successor provisions) under the Exchange Act (including the written consent of the such person to be named in the proxy statement as a nominee and to serve as a director if elected) and (b) as to the stockholder proposing to make such nomination, the same information as is described above with respect to proposals to be made by a stockholder.
ANNUAL REPORT
      We have furnished a copy of our Annual Report, including the financial statements and the financial statement schedules thereto, to each person whose proxy is being solicited. Our Annual Report may be viewed on the Internet at www.quintanamaritime.com. We will furnish to any such person upon request a copy of the Annual Report. Requests for copies of such report should be directed to Mr. Steve Putman, 601 Jefferson, Suite 3600, Houston, Texas 77002.
OTHER INFORMATION
      Transfer Agent. Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: Computershare Trust Company, N.A., P.O. Box 43070, Providence, Rhode Island 02940-3078. Our transfer agent may also be reached via the Internet at www.computershare.com or by telephone at (781) 575-3100.
      The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of our officers, directors and regular employees of Quintana may, for no additional compensation, solicit proxies in person or by telephone. We have retained the services of Georgeson Shareholder Services, Inc. to assist in the solicitation of proxies either in person or by mail or telephone, at an estimated cost of $3,500, plus expenses. We will also make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

      The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

STEVE PUTMAN
Secretary
Athens, Greece
April 6, 2006

Appendix A
QUINTANA MARITIME LIMITED
AUDIT COMMITTEE CHARTER
Purpose
      The Audit Committee (the “Committee”) is established by the Board of Directors (the “Board”) of Quintana Maritime Limited (the “Company”) to assist the Board in its fiduciary responsibilities to the Company’s stockholders (the “Stockholders”). The Committee’s function is an oversight role relating to the Company’s financial statements and accounting practices. In particular, the purpose of the Committee is to serve as an independent and objective body to:

•	oversee the quality and integrity of the financial statements and other financial information the Company provides to any governmental body or the public;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	oversee the independent external auditor’s (the “Auditors”) qualifications and independence;

•	oversee the performance of the Company’s internal audit function and the Auditors;

•	oversee the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that the Company’s management (“Management”) and the Board have established;

•	facilitate an open avenue of communication among the Auditors, financial and senior management, the internal auditing department, and the Board, with the Auditors being accountable to the Committee; and

•	perform such other duties as are directed by the Board.
      Consistent with this purpose, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.
      In its oversight function, the Committee is neither intended nor equipped to guarantee to the Board, the Stockholders or any other person the accuracy and quality of the Company’s financial statements and accounting practices. Proper accounting, financial reporting, and audit functions are a the responsibility of management and a collaborative effort among internal and external professionals.
      The Committee shall prepare annually a report meeting the requirements of any applicable regulations of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement relating to its annual meeting of the Stockholders.
Organization, Composition and Qualification
      The Committee shall be selected by the Board based on the recommendation of the Nominating & Governance Committee and shall be comprised of no fewer than three “independent” members of the Board, as such term is defined from time to time by The NASDAQ National Market (the “NASDAQ”) and by applicable regulations of the SEC and shall meet any other applicable independence requirements of the SEC and the NASDAQ. Accordingly, the Board shall determine annually whether each member is free from any relationship that may interfere with his or her independence from Management and the Company. A Chairperson shall be designated by the Board from among the members of the Committee or, if no such designation is made by the Board, a Chairperson shall be selected by the affirmative vote of the majority of the Committee.
      No member shall serve on an audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. The members of the Committee shall be financially literate with at least one being a “financial expert” as defined from time to time by applicable regulations of the SEC. Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.
Accountability of the Auditors
      The Auditors are accountable to the Committee. The Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the Company’s Auditors. The Committee, or a member thereof, must pre-approve any non-audit service provided to the Company by the Company’s Auditors.
Authority and Responsibilities
      The Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties and to oversee compliance with the Sarbanes-Oxley Act of 2002 and other applicable laws relating to corporate governance. The Committee shall have the authority to retain professional advisors including, without limitation, legal counsel, accounting experts, or other consultants to advise the Committee, which may be the same as or different from the Company’s primary legal counsel, accounting experts and other consultants as the Committee deems necessary or advisable in connection with the exercise of its powers and responsibilities as set forth in this Audit Committee Charter, all on such terms as the Committee deems necessary and advisable. The Committee may require any officer or employee of the Company or any of its subsidiaries, the Company’s outside legal counsel, and the Company’s Auditors to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. The Committee chairperson, or other designee of the Committee, may also meet with the Company’s investment bankers or financial analysts who follow the Company.
      The Committee shall be responsible for the resolution of any disagreements between the Auditors and Management regarding the Company’s financial reporting.
      The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Auditors employed by the Company for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any special legal counsel, accounting experts or other consultants or adviser employed by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
      In connection with the purpose, powers and responsibilities set forth above, the Committee shall also:

Independent Auditors
      1. Annually select and engage the Company’s Auditors retained to audit the financial statements of the Company.
      2. Review and pre-approve the plan and scope of the Auditors’ auditing services (including comfort letters), non-audit services and related fees. The Company shall disclose any non-audit services approved by the Committee in the Company’s periodic reports filed with the SEC.
      3. Review the performance of the Auditors and approve any proposed discharge of the Auditors when circumstances warrant.
      4. Ensure that the lead audit partner and reviewing audit partner of the Company’s Auditors are rotated at least every five years.
      5. Set clear hiring policies for employees or former employees of the Company’s Auditors.
      6. At least annually, obtain and review a report by the Auditors describing the Auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board review of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the Auditors’ independence) all relationships between the Auditors and the Company.
      7. Periodically obtain and review reports from the Auditors that include (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with Management, their ramifications and the preferences of the Auditors; and (iii) other material written communications between the Auditors and Management.

Review
      8. Review and approve the appointment, termination or replacement by Management of a Director of Internal Auditing, if any, or, at the discretion of the Board, select and contract with outside auditors to perform the function of an internal audit department. Direct the scope of the duties and activities of the Director of Internal Auditing or any outside auditors serving as internal auditors, who shall report directly to the Committee, and periodically meet and review with the Director of Internal Auditing the regular internal reports to Management prepared by the internal auditing department and the progress of activities and any findings of major significance stemming from internal audits.
      9. Review with Management and the Auditors the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and matters required to be reviewed under applicable legal or regulatory requirements or the requirements of the NASDAQ prior to the filing of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, or prior to the release of earnings.
      10. Discuss with financial management the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts or rating agencies.
      11. Regularly review with the Company’s Auditors any audit problems or difficulties and Management’s response.
      12. Review and consider with the Auditors and Management the matters required to be discussed by Statement of Auditing Standards No. 61. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate.
      13. Based on the foregoing review, make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.
      14. Review with Management summary financial statements prepared by Management and provided to the Audit Committee on a monthly basis.

Financial Reporting Processes
      14. Periodically discuss separately with Management, the Auditors and the internal auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations or changes made by the Auditors or the internal auditors have been implemented or resolved.

Process Improvement
      15. Establish regular and separate systems of reporting to the Committee by each of Management, the Auditors and the Director of Internal Auditing, if any, regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

      16. Conduct annual evaluation with the Board regarding the performance of the Committee.
      17. Discuss with Management and the Director of Internal Auditing, if any, policies with respect to risk assessment and risk management.
      18. Regularly apprise the Board, through minutes and special presentations as necessary, of significant developments in the course of performing these duties.

Ethical and Legal Compliance
      19. Establish procedures for the receipt, retention, treatment and investigation of complaints received regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.
      20. Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii) any fraud, including that which involves Management or other employees who have a significant role in the Company’s internal controls.
      21. Oversee compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and other laws regarding corporate governance.

General
      22. Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, the rules of any applicable stock exchange or national market system (or, if no such rules are applicable, the NASDAQ) applicable to its listed companies, and governing law as the Committee or the Board deems necessary or appropriate.
      23. Conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and to approve all such transactions.
      24. Review at least annually procedures for complaints regarding accounting matters (attached as Annex 2 to this Charter).
Meetings and Structure
      The Committee shall meet at least quarterly before the Company files its reports on Form 10-Q or Form 10-K to review the financial information of the Company, consistent with its duties and responsibilities, and as many additional times as the members deem necessary. The Committee should meet separately, periodically, with Management, internal auditors (or other personnel responsible for the internal audit function) and the Auditors to discuss any matters that the Committee or each of these groups believes should be discussed privately. Management, the Auditors, outside counsel and other persons may attend each meeting or portions thereof as required or permitted by the Committee.
      Regular meetings of the Committee shall be held at such times as determined by resolution of the Board or the Committee. A special meeting of the Committee shall be called by resolution of the Board or by the Secretary or Assistant Secretary of the Company upon the request of the Chairperson or a majority of the members of the Committee. A majority of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. When appropriate, the Committee may meet by telephone or video conference and may take action by written consent.
Review of Committee Charter
      At least annually, the Audit Committee shall review and reassess the adequacy of this Charter. The Committee shall report the results of the review to the Board and, if necessary, make recommendations to the Board to amend this Charter.

ANNEX 1
HIRING GUIDELINES FOR
INDEPENDENT AUDITORS’ EMPLOYEES
      The Audit Committee has adopted the following guidelines regarding the hiring by the Company of its independent auditors’ employees. For the purposes of these guidelines, the independent auditors’ employees shall include any partner, director, manager, staff, advising member, reviewing actuary, reviewing tax professional and any other person having the responsibility for providing audit assurance to the independent auditors in any way for the certification of the Company’s financial statements. Audit assurance includes all work that results in the expression of an opinion on financial statements.
      1 No member of the independent auditors’ audit team that is auditing the Company can be hired by the Company for a period of two years following such audit.
      2 No former employee of the independent auditors may sign an SEC filing on behalf of the Company for five years following employment with the independent auditors.
      3 No former employee of the independent auditor may be named an officer of the Company for three years following employment by the independent auditors.
      4 The Audit Committee must approve all executive level and higher hires from the independent auditors.
      The Audit Committee shall review these guidelines annually to evaluate whether any amendments are necessary to comply with applicable internal policies or any legal or regulatory requirements.

ANNEX 2
PROCEDURE FOR COMPLAINTS
REGARDING ACCOUNTING MATTERS
      The Audit Committee has adopted the following procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters; and (ii) the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.
      4.1 The Company will create and post on its website designated mail and e-mail addresses and telephonic hotlines for receiving complaints regarding accounting, internal accounting controls or auditing matters.
      4.2 Copies of each complaint submitted shall be sent to a designated recipient, which may be a member of the Audit Committee, counsel to the Company, or other designated person, and who will be identified by the Company from time to time (the “Designated Recipient”).
      4.3 Each complaint will be tracked and handled by the Designated Recipient at the direction of the Chairman of the Audit Committee, as appropriate.
      4.4 The Audit Committee shall receive periodic updates on the status of each complaint.
      4.5 The Audit Committee has the right to request alternative treatment for any complaint addressed to it. Such alternative treatment may include the retention of outside counsel or other advisors to participate in any part of the process of resolving the complaint.
      4.6 No retaliation or other adverse action against an employee submitting a complaint in good faith under these procedures shall be allowed by the Company.
      The Audit Committee shall review these guidelines annually to evaluate whether any amendments are necessary to comply with applicable internal policies or any legal or regulatory requirements.

Quintana Maritime Limited
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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 Least Address Line ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
1. The Board of Directors recommends a vote FOR each of the following eight directors to serve for a term of one year or until his respective successor has been duly elected or appointed:

	For	Withhold
01 - Corbin J. Robertson, Jr.	☐	☐

02 - Stamatis Molaris	☐	☐

03 - Joseph R. Edwards	☐	☐

04 - Hans J. Mende	☐	☐

	For	Withhold
05 - Corbin J. Robertson III	☐	☐

06 - Gurpal Singh Grewal	☐	☐

07 - S. James Nelson, Jr.	☐	☐

08 - Peter Costalas	☐	☐

B	Proposal
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	To ratify the appointment of Deloitte. Hadjipavlou, Sofianos & Cambanis S. A. as independent auditors for the year ending December 31, 2006; and	☐	☐	☐

3.	To transact such other business as may property come before the Annual Meeting and at any adjournments or postponements of the meeting.

Mark this box with an X if you plan to attend the meeting.          ☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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     Proxy - Quintana Maritime Limited

Meeting Details

Athena C Room, Arion Hotel at Astir Palace
Athens, Greece
Proxy Solicited by Board of Directors for Annual Meeting - Tuesday, May 9, 2006 at 10:00 a.m. Local Time

Stamatis Molaris and Steve Putman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Quintana Maritime Limited to be held on May 9, 2006 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)